Exhibit 99.1

FC-GEN Acquisition, Inc. 1035 Powers Place Alpharetta, GA 30004

                                                     May 7, 2007

STRICTLY CONFIDENTIAL Board of Directors Genesis HealthCare Corporation 101 East State Street Kennett Square, PA 19348-3021

          Formation/JER Revised Offer Exceeds Fillmore’s Offer By At Least $2 Per Share

Ladies and Gentlemen:

                       FC-GEN Acquisition, Inc. (“Parent”), on behalf of Formation Capital, LLC and JER Partners, is pleased to submit a proposal to amend the Agreement and Plan of Merger, dated as of January 15, 2007, as amended, by and among Genesis HealthCare Corporation (“Genesis” or the “Company”), Parent and GEN Acquisition Corp. (the “Merger Agreement”), as follows:

                       1. Increased Per Share Price. We will raise the per share merger consideration to $67.50 per share. This price is $0.25 more than Fillmore’s May 5 proposal. We will fund the increased per share merger consideration through an increase in the equity commitment for the transaction.

                       2. Increased Ticking Fee. The ticking fee will be increased to $0.01664 per day, or 9% per annum, for each day that the closing occurs after July 31, 2007. We note that Fillmore withdrew its ticking fee provision in its May 5 proposal. Accordingly, discounting to present value the future price payable by Fillmore, we believe that our offer provides at least an additional $1.75 per share of value to Genesis shareholders as a result of our ticking fee. Please see the attached spreadsheet detailing this point.

                       3. Break-up Fee. The break-up fee will be increased to $40 million, which is less than the $50 million break-up fee in Fillmore’s May 5 proposal.

                       4. Shareholder Meeting on Tuesday, May 15, 2007. The shareholder meeting shall be held on Tuesday, May 15, 2007.

                       Our offer is clearly superior to the Fillmore proposal as outlined in its May 5 letter. Furthermore, the Fillmore offer ties the acquisition of the Company to a refinancing of the Beverly Enterprises portfolio, which we believe creates additional delay and increases closure risk.

                       Enclosed is the form of the fourth amendment to our Merger Agreement (the “Amendment”) that reflects the terms described above and that we are prepared to execute and deliver. Also attached is the form of third amendment to the equity commitment letter and the form of consent from General Electric Capital Corporation, that we are prepared to have executed and delivered.

                       This letter, its enclosures and our offer are strictly confidential. The offer described in this letter may only be accepted by the execution and delivery of the Amendment by all of the parties thereto, and shall be deemed automatically withdrawn upon the disclosure (other than Genesis’ financial and legal advisors) of the offer (if prior to the execution and delivery of the Amendment).

                                [Remainder of page intentionally left blank]

Very truly yours,

FC-GEN ACQUISITION, INC.

By: /s/ Christopher M. Sertich
Name: Christopher M. Sertich
Title: President

STRICTLY CONFIDENTIAL

May 7, 2007

Closing Date Comparison
Evaluating the two bids on a nominal basis given several closing dates

Given

Fillmore Offer	$67.25

FC/JER Offer	$67.50
Ticking Fee	9.0%
Starts	7/31/2007

			FC/Jer
Closing	Fillmore	FC/JER	Superior
Date	Offer	Offer	by

07/01/07	$67.25	$67.50	$0.25
07/15/07	67.25	67.50	0.25
08/01/07	67.25	67.52	0.27
08/15/07	67.25	67.75	0.50
09/01/07	67.25	68.03	0.78
09/15/07	67.25	68.27	1.02
10/01/07	67.25	68.53	1.28
10/15/07	67.25	68.76	1.51
11/01/07	67.25	69.05	1.80
11/15/07	67.25	69.28	2.03
12/01/07	67.25	69.55	2.30
12/15/07	67.25	69.78	2.53
01/01/08	67.25	70.06	2.81
01/15/08	67.25	70.30	3.05
02/01/08	67.25	70.58	3.33

Discount Fillmore’s Bid to 7/31/07
The present value of Fillmore’s bid on FC/JER’s targeted closing date of 7/31

Given/Assume

Fillmore Offer		$67.25
FC/JER Offer		$67.50
FC Closing		7/31/2007

		PV of Fillmore Offer Discounted to 7/31
		(assuming the following discount rates)

			Discout Rate
Fillmore Closing
Date	7.0%	8.0%	9.0%	10.0%	11.0%	12.0%

07/01/07	$67.25	$67.25	$67.25	$67.25	$67.25	$67.25
07/15/07	67.25	67.25	67.25	67.25	67.25	67.25
08/01/07	67.24	67.24	67.23	67.23	67.23	67.23
08/15/07	67.06	67.04	67.01	66.99	66.96	66.94
09/01/07	66.85	66.80	66.74	66.69	66.64	66.59
09/15/07	66.68	66.60	66.52	66.45	66.37	66.30
10/01/07	66.48	66.38	66.27	66.17	66.07	65.97
10/15/07	66.31	66.18	66.05	65.93	65.80	65.68
11/01/07	66.10	65.94	65.79	65.64	65.49	65.34
11/15/07	65.93	65.75	65.57	65.40	65.22	65.05
12/01/07	65.73	65.53	65.33	65.12	64.93	64.73
12/15/07	65.56	65.34	65.11	64.89	64.67	64.45
01/01/08	65.36	65.10	64.85	64.60	64.35	64.11
01/15/08	65.19	64.91	64.63	64.36	64.10	63.83
02/01/08	64.98	64.68	64.38	64.08	63.79	63.50

Value of a Time Lag in Closing
What does 30, 60, 90, 120 days cost an investor assuming various rates of returns?

			Discount Rate
Fillmore Closing
Lag (days)	7.0%	8.0%	9.0%	10.0%	11.0%	12.0%

30	(0.37)	(0.42)	(0.47)	(0.52)	(0.57)	(0.62)
60	(0.74)	(0.85)	(0.95)	(1.05)	(1.14)	(1.24)
90	(1.11)	(1.26)	(1.41)	(1.56)	(1.71)	(1.85)
120	(1.48)	(1.68)	(1.88)	(2.07)	(2.27)	(2.46)